                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON D.C., 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) JULY 13, 2005

                            INNOVATION HOLDINGS, INC.
                            -------------------------
               (Exact name of registrant as specified in charter)


              NEVADA                     000-2777            91-1923510
              ------                     --------            ----------
  (State of other jurisdiction of      (Commission        (I.R.S. Employer
   incorporation or organization)      File Number)     Identification Number)


               14622 VENTURA BLVD, SUITE 1046
                      SHERMAN OAKS, CA                          91405
                      ----------------                          -----
           (Address of Principal Executive Office)           (Zip Code)

                                 (818) 426-8734
                                 --------------
                (Registrant's Executive Office Telephone Number)

Item 1.03 Bankruptcy of Subsidiary Century Media, Inc.

On July 10, 2005, at a duly held and noticed board of director's meeting, it was decided that the Registrant would cause the filing of the Chapter 7 proceeding for Century Media, a wholly owned subsidiary of the Registrant. As a result of this filing, a majority of the debt will be eliminated in the upcoming audit. The Company's management drew no opposition at the meeting of creditors held at the Office of The United States Trustee on August 15, 2005. All known creditors had received a copy of the Chapter 7 bankruptcy petition. Now that the Chapter 7 hearing has been held, Company counsel has been directed to prepare a statutory dissolution of the subsidiary corporation under California law. Additionally, the Company can now proceed with its business plan as noted in previous filings and is now in a stronger position to enter into negotiations with potential merger and acquisition candidates having eliminated in excess of $11,000,000 in debt from its balance sheet.

Pursuant to an Agreement and Plan of Reorganization dated March 4, 2002, effective March 22, 2002, the Company acquired 100% of the outstanding stock of Century Media, Inc., a California corporation ("Century") by acquisition. Pursuant to the transaction, the Company acquired all of the capital stock of Century for cash and common stock of the Company, assumed current debt obligations and unexercised option and stock appreciation rights of Century and assumed accrued and ongoing trade and other ordinary course obligations and relationships. Prior to the closing, the parties negotiated with the holders of portions of the outstanding Century debt to restructure the term and payments of such debt and in certain cases, to allow for the issuance of shares of common stock of the Company in lieu of cash payments. At the time of the filing of bankruptcy, the Century Media, Inc. remained obligated on significant certain obligations in excess of $11,000,000 dollars.


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Registrant

INNOVATION HOLDINGS, INC.


By: /s/ Robert Blagman
   ------------------------------

Robert Blagman, President

Date: September 13, 2005